EXHIBIT 99.1


                                News Release

CONTACT:  Jason Wright
          (212) 258-5770
                 or
          Carol Makovich
          (212) 258-5785

                    RJR NABISCO AGREES TO SELL INTERNATIONAL
                TOBACCO BUSINESS FOR $8 BILLION; BOARD APPROVES
                   SPIN-OFF PLAN FOR DOMESTIC TOBACCO COMPANY

NEW YORK, NEW YORK--March 9, 1999--RJR Nabisco Holdings Corp. (NYSE: RN) today announced that it has entered into a definitive agreement to sell its international tobacco business for $8 billion, including the assumption of $200 million of net debt, to Japan Tobacco Inc. The company also said that its board of directors approved a plan to separate its domestic tobacco business, R.J. Reynolds Tobacco Co., from its Nabisco food business, following completion of the international tobacco sale.

          "The sale of Reynolds International accomplishes a paramount strategic objective for our company," said Steven F. Goldstone, chairman and chief executive officer of RJR Nabisco. "It enables us to realize extraordinary value from that business and paves the way for us to separate the domestic tobacco business from the rest of our organization on a sound and prudent financial basis."

                     Sale of International Tobacco Business

          Under the terms of the sales agreement, Japan Tobacco will acquire all of the business and trademarks of R.J. Reynolds International, including the international rights to Camel, Winston and Salem.

          Tokyo-based Japan Tobacco is one of the world's largest manufacturers of tobacco products and the leading tobacco company in Japan, with a market share of nearly 80 percent in that country and a growing presence overseas. The company also is establishing itself in a number of other industries, including pharmaceuticals and foods.

          "We are delighted that Japan Tobacco will be purchasing our international tobacco business," said Mr. Goldstone. "They have superb management and tremendous financial resources and they are committed to realizing the enormous potential of Reynolds International's trademarks throughout the world."



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         RJR Nabisco said it will use proceeds from the sale to reduce debt and for general corporate purposes, which will enable it substantially to strengthen the financial position of Reynolds Tobacco Co. The sale is subject to satisfaction of certain regulatory conditions and receipt of certain consents from RJR Nabisco's bondholders. The company said it expects the sale to be completed within two months.

                   Separation of Food and Tobacco Businesses

         RJR Nabisco said that the separation of the businesses will be accomplished by a tax-free spin-off to shareholders of shares in the domestic tobacco business. Upon completion of the spin-off, RJR Nabisco will continue to exist as a holding company, owning 80.6 percent of Nabisco Holdings Corp. The company will be re-named Nabisco Group Holdings. The re-named Nabisco Group Holdings and Nabisco Holdings Corp. would each continue to trade as separate companies on the New York Stock Exchange.

         RJR Nabisco said that it will announce the specifics of the separation transaction, which will be subject to final board approval, following the completion of the sale of the international tobacco business.

         "We believe that the food and tobacco businesses will best be able to achieve their full potential under separate ownership structures," said Mr. Goldstone. "Each is a large, complex business with very different challenges, strategies and means of doing business. We also will achieve substantial expense savings by eliminating the RJR Nabisco headquarters and most of its corporate staff functions. In short, a spin-off transaction is in the long-term interest of each business as well as current and future shareholders."

                           R.J. Reynolds Tobacco Co.

         As an independent company, Reynolds Tobacco will have four of the country's leading cigarette brands -- Camel, Winston, Salem and Doral -- and will be the second-largest tobacco company in the United States. Reynolds Tobacco had total revenue of $5.6 billion in 1998. The company will be based in Winston-Salem, N.C. and its shares will be publicly traded on the New York Stock Exchange.


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